Exhibit 99.2

Park & Kingston Apartments | Charlotte, NC

Ashton Reserve | Charlotte, NC

BRG BLUEROCK RESIDENTIAL GROWTH REIT™

Q4 2015 EARNINGS SUPPLEMENT

Listed on the NYSE MKT: BRG

Sorrel Phillips Creek Ranch | Frisco, TX

Sovereign Apartments | Fort Worth, TX

1

Bluerock Residential Growth REIT, Inc.

Fourth Quarter 2015

Supplement Financial Information

(Unaudited)

Table of Contents

Fourth Quarter Earnings Release	3

Financial and Operating Highlights	13

Share and Dividend Information	14

EBITDA and Interest Information	15

Financial Statistics	16

Recent Acquisitions and Pending Investments and Dispositions	17

Investments in Unconsolidated Real Estate Joint Ventures	19

Portfolio Information	20

Development Properties	21

Condensed Consolidated Balance Sheets	22

Consolidated Statements of Operations	23

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)	24

Debt Summary Information	25

First Quarter 2016 Outlook	27

Definitions of Non-GAAP Financial Measures	28

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter 2015

AFFO per share of $0.21 exceeding Guidance of $0.12 - $0.13

Pro Forma AFFO per share of $0.35 exceeding Guidance of $0.26 - $0.28

New York, NY (February 24, 2016) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended December 31, 2015.

Highlights

•	Adjusted funds from operations attributable to common stockholders (“AFFO”) grew 153% to $4.3 million for the quarter from $1.7 million for the prior year quarter.

•	AFFO per share is $0.21 for the fourth quarter of 2015 as compared to $0.19 for the fourth quarter of 2014, and exceeded guidance of $0.12 - $0.13.

•	Total revenues grew 35% to $13.2 million for the quarter from $9.8 million for the prior year quarter as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 47% to $8.3 million for the quarter, from $5.6 million in the prior year quarter.

•	Property NOI margins improved 550 basis points to 62.7% of revenue for the quarter, from 57.2% of revenue in the prior year quarter.

•	Same store NOI increased 14.6% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the fourth quarter of 2015 was $1.5 million, as compared to a net income of $2.6 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $6.7 million in the fourth quarter vs. $2.4 million for the prior year period.

•	Consolidated real estate investments, at cost, increased 86% to $557 million at December 31, 2015 from $300 million at December 31, 2014.

•	The Company invested in four operating properties totaling 840 units for a total purchase price of approximately $124.4 million during the fourth quarter.

•	The Company invested in three properties for the development of 930 units during the fourth quarter.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

•	The Company paid the full amount of the fourth quarter’s management fee and operating expense reimbursements, of $1.1 million and $0.1 million, respectively, in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share by $0.06 and pro forma AFFO per share by $0.06.

•	On October 21, 2015, the Company completed an underwritten offering of 2,875,000 shares of 8.250% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $71.9 million.

•	The Company declared a pro rata cash dividend on the 8.250% Series A Cumulative Redeemable Preferred Stock of $0.4010 per share for the period from issuance to December 31, 2015.

•	The Company declared monthly dividends for the first quarter of 2016 equal to a quarterly rate of $0.29 per share on the Company's Class A and B common stock. This equates to a 9.8% annualized yield based on the closing price of $11.85 for the Class A common stock as of December 31, 2015.

Management Commentary

“Our solid financial and operating performance contributed to strong fourth quarter results which exceeded our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. “We had a very productive quarter on our pipeline completing the acquisitions of four operating communities totaling 840 units and three development projects containing 930 units. We continue to see attractive opportunities for future investment in our targeted high population and employment growth markets within the Sun Belt states.”

Fourth Quarter 2015 Acquisition Activity

•	On October 29, 2015, the Company acquired a 95% interest in a Class A, 352-unit apartment community located in Frisco, Texas, known as Sorrel. The total purchase price of the property was approximately $55 million.

•	On October 29, 2015, the Company acquired a 95% interest in a Class A, 322-unit apartment community located in Fort Worth, Texas, known as Sovereign. The total purchase price of the property was approximately $44 million.

•	On November 30, 2015, the Company acquired a 100% interest in the second phase of Park & Kingston Apartments, a Class AA, 2015 construction, 15-unit apartment community located in Charlotte, North Carolina. The Company had previously acquired 153 of the community’s 168 units in March of 2015. The total purchase price for the second phase of the property was approximately $3 million.

•	On December 14, 2015, the Company acquired a 100% interest in the second phase of Ashton Reserve apartments, a Class A, 2015 construction, 151-unit apartment community located in Charlotte, North Carolina. The Company had previously acquired 322 of the community’s 473 units in August of 2015. The total purchase price for the second phase of the property was approximately $22 million.

•	On December 30, 2015, the Company made an additional investment to increase its ownership in Lansbrook Village, a 602-unit apartment community in Palm Harbor, Florida from 77% to 90%.

•	On November 20, 2015, the Company made a convertible preferred equity investment in a 301-unit to be built, Class A apartment community known as Domain, located in Garland, Texas, a suburb of the high-growth Dallas-Fort Worth Metro market. This investment of approximately $19 million, of which approximately $4 million was funded as of December 31, 2015, is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

•	On December 18, 2015, the Company made a convertible preferred equity investment in a 245-unit to be built, Class A apartment community known as Lake Boone Trail, located in Raleigh, North Carolina. This investment of approximately $17 million, of which approximately $10 million was funded as of December 31, 2015, is structured to provide a 15% current return with an option to convert into majority ownership of the underlying property upon stabilization.

•	On December 18, 2015, the Company made an investment in a 384-unit to be built, Class A apartment community located in Ft. Lauderdale, Florida. The Company has funded approximately $5 million of this investment of approximately $47 million as of December 31, 2015.

Pending Investments at December 31, 2015

•	On January 5, 2016, the Company acquired 95% interests in two Southwest Florida apartment communities, the 320-unit Citation Club apartment community in Sarasota, Florida and the 368-unit Summer Wind apartments in Naples, Florida. The total purchase price for the properties was approximately $86 million with the Company investing approximately $30 million. The properties will be rebranded as ARIUM at Palmer Ranch and ARIUM Gulfshore, respectively. The Company’s underwriting assumes a stabilized cap rate of approximately 6.60% versus market cap rates for similar quality product in the 5.0% - 5.5% range.

•	On January 6, 2016, the Company made an investment in a 283-unit to-be-built Class A apartment community located in Charlotte, North Carolina known as West Morehead. This investment of approximately $19 million is structured to provide a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

•	The Company is under contract to purchase a Class A, 340-unit apartment community located in Destin, Florida known as the Alexan Henderson Beach Apartments. This transaction is expected to close late in the first quarter of 2016. The Company is investing approximately $17 million and assuming a $38 million loan for a 100% interest in the property.

Fourth Quarter 2015 Financial Results

AFFO for the fourth quarter of 2015 increased by 153% to $4.3 million, or $0.21 per diluted share, as compared to $1.7 million, or $0.19 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by increases in property NOI of $2.7 million and in income of unconsolidated real estate joint ventures of $1.6 million caused by expanding the size of our portfolio, offset by higher interest expense of $0.8 million.

Net loss attributable to common stockholders for the fourth quarter of 2015 was $1.5 million, as compared to a net income of $2.6 million in the prior year period. The change in net income / loss was primarily driven by positive increases in property NOI of $2.7 million and income of unconsolidated real estate joint ventures of $1.6 million due to the increase in the size of the portfolio, and the gain on sale of real estate assets of $2.7 million, as offset by related increases in general and administrative expenses of $0.6 million, management fees of $0.7 million, acquisition costs of $1.2 million, interest expense of $0.8 million, depreciation and amortization expense of $2.7 million, along with a decrease in equity in gain on sale of real estate of unconsolidated subsidiaries of $4.1 million and an allocation of $1.2 million for the Series A preferred shares.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Same Store Portfolio Performance

Same store NOI for the fourth quarter of 2015 increased by 14.6% from the same period in the prior year. There was a 4.9% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 4.5% increase in average rent per occupied unit, an additional 14 units at our Lansbrook property purchased in 2015, offset by a 50 basis point decrease in average occupancy. Same store expenses were $2.6 million and $2.8 million, respectively.

Portfolio Summary

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of December 31, 2015:

Operating Properties	Location	Year Built/ Renovated(1)	Ownership Interest	Units	Average Rent	% Occupied
ARIUM Grandewood	Orlando, FL	2005	95%	306	$1,184	97%
ARIUM Palms	Orlando, FL	2008	95%	252	1,161	94%
Ashton Reserve	Charlotte, NC	2012/2015	100%	473	968	92%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,595	97%
Fox Hill	Austin, TX	2010	95%	288	1,145	98%
Lansbrook Village	Palm Harbor, FL	2004	90%	602	1,182	93%
MDA Apartments	Chicago, IL	2006	35%	190	2,251	92%
Park & Kingston	Charlotte, NC	2015	96%	168	1,151	91%
Sorrel	Frisco, TX	2015	95%	352	1,288	77%
Sovereign	Fort Worth, TX	2015	95%	322	1,265	90%
Springhouse at Newport News	Newport News, VA	1985	75%	432	837	93%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,167	91%
Operating Properties Subtotal/Average(5)				4,125	$1,200	93%

Convertible Preferred Equity Investments			Anticipated Ownership Interest After Conversion(2)		Pro Forma Average Rent (2)
Alexan CityCentre (3)	Houston, TX	2017	17%	340	$2,144	-
Alexan Southside Place (3)	Houston, TX	2017/2018	62%	269	2,019	-
Cheshire Bridge (3)	Atlanta, GA	2017	78%	285	1,559	-
Domain Phase 1 (3)	Garland, TX	2017/2018	90%	301	1,425	-
EOS (4)	Orlando, FL	2015	26%	296	1,211	51%
Flagler Village (3)	Fort Lauderdale, FL	2018/2019	*	384	2,481	-
Lake Boone Trail (3)	Raleigh, NC	2018	72%	245	1,402	-
Whetstone (4)	Durham, NC	2015	93%	204	1,325	73%
Convertible Preferred Equity Investments Subtotal/Average				2,324	$1,752

Operating Properties and Convertible Preferred Equity Investments Total/Average(5)				6,449	$1,433

(1) All dates are for the year construction was completed or expects to be completed, except MDA City Apartments, and Village Green of Ann Arbor, for which the date represents the most recent year that a significant renovation program was completed.

(2) The Company has made a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns a preferred return of 15%. Average rent represents pro forma average rent expected on stabilization.

(3) Property is currently in development.

(4) Property is currently in lease-up. Actual rent, during leaseup, for EOS, Sorrel, and Whetstone were $1,165, $1,272, and $1,091, respectively, net of upfront leaseup concessions.

(5) Sorrel is in lease-up and is excluded from Average Rent and % Occupied totals.

* The property is currently an equity method investment with common ownership. The Company plans to restructure its ownership to a convertible preferred equity investment earning a preferred return of 15% in 2016.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Q1 2016 Outlook

For the first quarter of 2016, the Company anticipates AFFO in the range of $0.16 to $0.18 per share, and $0.26 to $0.28 per share on a pro forma basis. For assumptions underlying earnings guidance, please see p. 27 of Company’s Q4 2015 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On January 13, 2016, our board of directors authorized, and we declared, monthly dividends for the first quarter of 2016 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of January 25, 2016, February 25, 2016 and March 24, 2016, which will be paid in cash on February 5, 2016, March 5, 2016 and April 5, 2016, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of January 25, 2016, $0.096667 per share for the dividend paid to stockholders of record as of February 25, 2016, and March 24, 2016. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common shareholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common shareholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have invested in fifteen additional investments subsequent to September 30, 2014 and sold five properties that were owned during the quarter ended December 31, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	4,728	1,863	12,369	7,357
Gain on sale of joint venture interests	-	(6,113)	(5,320)	(6,560)
Gain on sale of real estate assets	(2,640)	-	(2,640)	-
FFO Attributable to Common Stockholders	$565	$(1,692)	$5,044	$(4,375)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	83	91	326	241
Acquisition and disposition costs	2,008	2,962	3,375	6,619
Normally recurring capital expenditures	(147)	(126)	(660)	(378)
Non-cash equity compensation	1,910	435	5,731	1,112
Non-recurring interest income	(121)	-	(121)	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	(289)	-
AFFO Attributable to Common Stockholders	$4,298	$1,670	$13,406	$3,219

Weighted average common shares outstanding-diluted	20,447,381	8,682,742	17,417,198	5,381,787

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.03	$(0.19)	$0.29	$(0.81)
AFFO Attributable to Common Stockholders - diluted	$0.21	$0.19	$0.77	$0.60
Pro forma AFFO Attributable to Common Stockholders - diluted (2)	$0.35	N/A	N/A	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO attributable to common stockholders for the three months ended December 31, 2015 assumes the following pipeline transactions had occurred on October 1, 2015: (i) investment of approximately $33 million to acquire a 95% interest in Sorrel Phillips Creek Ranch Apartments and The Sovereign Apartments in Texas which closed on October 29, 2015, (ii) investment of approximately $8 million to acquire a Class A asset the Company has under contract in North Carolina; (iii) investment of approximately $10 million in convertible preferred equity in a development asset the Company has under binding LOI in a target North Carolina market; (iv) investment of approximately $17 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (v) investment of approximately $9 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target Texas market. Proforma guidance also assumes that $69.2 million of net proceeds from the October 2015 Follow On Offering are invested 65% in stabilized properties at a 5.75% cap rate and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1, 2015, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above pending transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)
Net (loss) income attributable to noncontrolling interest	(28)	86	5,855	(1,386)
Interest expense	3,391	2,613	11,366	8,576
Depreciation and amortization	5,727	3,038	16,226	12,823
Non-cash equity compensation	1,937	435	5,812	1,112
Non-cash interest income	(122)	-	(122)	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	-	-
Acquisition costs	2,100	851	3,509	4,378
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Gain on sale of unconsolidated real estate joint venture interest	-	(4,067)	(11,304)	(4,067)
Gain on sale of real estate assets	(2,677)	-	(2,677)	-
EBITDA	$8,805	$5,514	$29,422	$16,138

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2015	2014	2015	2014
Net operating income
Same store	4,573	3,991	8,072	7,367
Non-same store	3,647	2,122	18,480	11,796
Total net operating income	8,220	6,113	26,552	19,163
Less:
Interest expense	3,448	2,560	11,429	8,620
Total property income	4,772	3,553	15,123	10,543
Less:
Noncontrolling interest pro-rata share of property income	886	1,570	3,609	5,219
Other income related to JV/MM entities	44	26	110	82
Pro-rata share of total properties’ income	3,842	1,957	11,404	5,242
Less pro-rata share of:
Depreciation and amortization	4,728	1,863	12,369	7,357
Amortization of non-cash interest expense	83	91	326	241
Line of credit interest, net	-	-	-	191
Management fees	1,144	442	4,154	978
Acquisition and disposition costs	2,008	2,962	3,375	6,619
Corporate operating expenses	1,166	604	4,050	2,604
Preferred dividends	1,153	-	1,153	-
Add pro-rata share of:
Other income	1	10	93	112
Equity in operating earnings of unconsolidated joint ventures	2,276	440	6,605	904
Gain on sale of joint venture interest	-	6,113	5,320	6,560
Gain on sale of real estate assets	2,640	-	2,640	-
Net (loss) income attributable to common stockholders	(1,523)	2,558	635	(5,172)

(1) Same Store sales for the three months ended December 31, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, and Lansbrook Village.

(2) Same Store sales for the year ended December 31, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

Bluerock Residential Growth REIT, Inc.

Fourth Quarter Earnings

Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Wednesday, February 24, 2016 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until May 24, 2016 at http://services.choruscall.com/links/blue160224, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10080675.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

Bluerock Residential Growth REIT, Inc.

Financial and Operating Highlights

For the Three and Twelve Months Ended December 31, 2015 and 2014

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
OPERATING INFORMATION	2015	2014	% Change	2015	2014	% Change

Total revenue	$13,200	$9,815	34.5%	$44,255	$30,363	45.8%

Property NOI margins	62.7%	57.2%	9.6%	59.7%	56.5%	5.7%

Property NOI	$8,273	$5,611	47.4%	$26,404	$17,150	54.0%

General and administrative expenses as a percentage of revenue(1)	3.0%	3.5%	-14.3%	4.4%	5.5%	-20.0%

AFFO attributable to common shareholders per share(2)	$0.21	$0.19	10.5%	$0.77	$0.60	28.3%

Pro forma AFFO attributable to common shareholders per share(3)	$0.35	N/A	-	N/A	N/A	-

Dividend per share	$0.29	$0.29	-	$1.16	$0.92	-

(1) General and administrative expenses exclude non-cash expense, such as non-cash equity compensation.

(2) See page 28 for the Company's definition of this non-GAAP measurement and reasons for using it.

(3) Pro forma AFFO for the three months ended December 31, 2015 assumes the following pipeline transactions had occurred on October 1, 2015: (i) investment of approximately $33 million to acquire a 95% interest in Sorrel Phillips Creek Ranch Apartments and The Sovereign Apartments in Texas which closed on October 29, 2015, (ii) investment of approximately $8 million to acquire a Class A asset the Company has under contract in North Carolina; (iii) investment of approximately $10 million in convertible preferred equity in a development asset the Company has under binding LOI in a target North Carolina market; (iv) investment of approximately $17 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (v) investment of approximately $9 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target Texas market. Proforma guidance also assumes that $69.2 million of net proceeds from the October 2015 Follow On Offering are invested 65% in stabilized properties at a 5.75% cap rate and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1, 2015, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above pending transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.

Share and Dividend Information

Fourth Quarter 2015

(Unaudited and dollars in thousands except for share and per share data)

Weighted Average Common Shares and Units Outstanding for the quarter ended December 31, 2015
Class A common stock	19,201,792
Class B-3 common stock	353,629
LTIP Units	891,960
OP Units	288,213
Weighted Average Common Shares and Units Outstanding, Diluted	20,735,594

Outstanding Common Shares and Units at December 31, 2015	20,793,704

Common Dividend Yield
Annualized dividend rate per share (1)	$1.16
Price per share (2)	$11.85
Annualized dividend yield	9.79%

(1) Annualized rate based on $0.29 quarterly dividend for the quarter ending December 31, 2015, paid monthly. Actual dividend amounts will be determined by the Board of Directors.

(2) Closing share price of $11.85 as of December 31, 2015.

Bluerock Residential Growth REIT, Inc.

EBITDA and Interest Information

Fourth Quarter 2015

(Unaudited and dollars in thousands)

	Consolidated	Noncontrolling Interests' Share	BRG's Share
	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2015	December 31, 2015
Q4 EBITDA CALCULATION
Net (loss) income attributable to common stockholders	$(1,523)	$-	$(1,523)
Net (loss) income attributable to noncontrolling interest	(28)	28	-
Interest expense	3,391	(849)	2,542
Acquisition costs	2,100	(91)	2,009
Depreciation and amortization	5,727	(999)	4,728
Non-cash equity compensation	1,937	(27)	1,910
Non-recurring interest income	(122)	1	(121)
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	-
EBITDA including gain on sale of real estate and other assets	$11,482	$(1,937)	$9,545
(Gain) loss on sale of real estate and other assets	(2,677)	37	(2,640)
EBITDA (1)	$8,805	$(1,900)	$6,905

Adjusted Q4 EBITDA calculation (2)
EBITDA	$8,805	$(1,900)	$6,905
Adjustment	754	156	910
Adjusted Q4 EBITDA	$9,559	$(1,744)	$7,815
Adjusted Q4 EBITDA annualized	$38,236	$(6,976)	$31,260

Adjusted Q4 interest calculation (2)(3)
Interest Expense	$3,451	$(885)	$2,566
Adjustment	211	57	268
Adjusted Q4 interest expense	$3,662	$(828)	$2,834
Adjusted Q4 interest expense annualized	$14,648	$(3,312)	$11,336

(1) See page 29 for a reconciliation of net income applicable to common shares to EBITDA and the Company's definition of EBITDA and reasons for using it.

(2) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occurred on October 1, 2015: (i) acquisition of Ashton II, Sorrel, Sovereign, and Park and Kingston II, (ii) additional ownership interest in Lansbrook, (iii) preferred investments in Cheshire, Domain, and Lake Boone, and (iv) the sale of North Park Towers. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

Bluerock Residential Growth REIT, Inc.

Financial Statistics

Fourth Quarter 2015

(Unaudited and dollars in thousands except for share and per share data)

		Noncontrolling
	Consolidated	Interests' Share	BRG's Share
	Three Months Ended	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2015	December 31, 2015

Interest Coverage Ratio
Adjusted Q4 EBITDA *	$9,559	$(1,744)	$7,815
Adjusted Q4 interest expense (4) *	$3,662	$(828)	$2,834
Interest Coverage Ratio	2.61 x		2.76 x

Quarterly Fixed Charge Coverage Ratio
Adjusted Q4 interest expense (4) *	$3,662	$(828)	$2,834
Secured debt principal amortization	$375	$(131)	$244
Total fixed charges	$4,037	$(959)	$3,078
Adjusted Q4 EBITDA *	$9,559	$(1,744)	$7,815
Adjusted Q4 EBITDA fixed charge coverage ratio	2.37 x		2.54 x

Net Debt / Adjusted EBITDA Ratio
Total debt (1)	$382,017	$(71,402)	$310,615
Less: cash (3)	$(80,629)	$2,906	$(77,723)
Net debt (less cash)	$301,388	$(68,496)	$232,892
Adjusted Q4 EBITDA (annualized)*	$38,236	$(6,976)	$31,260
Net Debt / Adjusted EBITDA Ratio	7.88 x		7.45 x

Leverage as a Percentage of assets
Total debt (1)	$382,017	$(71,402)	$310,615
Total undepreciated assets (2)	$726,199	$(111,095)	$615,104
Total Debt / Total Undepreciated Assets	52.6%		50.5%
Net Debt / Total Undepreciated Assets	41.5%		37.9%

Leverage as a Percentage of Enterprise Value
Total market cap (5)	$242,784	$-	$242,784
Total debt (1)	$382,017	$(71,402)	$310,615
Total Enterprise Value	$624,801	$(71,402)	$553,399
Total Debt / Total Enterprise Value	61.1%		56.1%
Net Debt / Total Enterprise Value	48.2%		42.1%

(1) Total debt excludes amortization of fair market value adjustments of $1.6 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

(5) Total market cap is calculated by using common shares and equivalents (LTIP Units) times the December 31, 2015 closing share price.

* Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occurred on October 1, 2015: (i) acquisition of Ashton II, Sorrel, Sovereign, and Park and Kingston II, (ii) additional ownership interest in Lansbrook, (iii) preferred investments in Cheshire, Domain, and Lake Boone, and (iv) the sale of North Park Towers. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts. See prior page for calculations.

Bluerock Residential Growth REIT, Inc.

Recent Acquisitions and Pending Investments

(Unaudited and dollars in millions, except unit and per unit data)

Summary of Recent Acquisitions and Pending Investments

					Ownership
				Number of	Interest in	Purchase
Property	Location	Date of Investment	Date Built	Units	Property	Price	Average Rent(5)
Recent Acquisitions
Alexan Southside Place(1)(2)	Houston, TX	1/12/2015	2017/2018	269	*	$48.6	$2,019
Park & Kingston(7)	Charlotte, NC	3/16/2015	2015	168	96.4%	30.7	1,151
Fox Hill	Austin, TX	3/26/2015	2010	288	94.6%	38.2	1,145
Whetstone(1)	Durham, NC	5/20/2015	2015	204	*	35.6	1,325
Cheshire Bridge(1)(2)	Atlanta, GA	5/29/2015	2017	285	*	48.7	1,559
Ashton Reserve(8)	Charlotte, NC	8/19/2015	2012/2015	473	100.0%	66.6	968
ARIUM Palms	Orlando, FL	8/20/2015	2008	252	95.0%	37.0	1,161
Sorrel	Frisco, TX	10/29/2015	2015	352	95.0%	55.3	1,288
Sovereign	Fort Worth, TX	10/29/2015	2015	322	95.0%	44.4	1,265
Domain Phase 1(1)(2)	Garland, TX	11/20/2015	2017/2018	301	*	18.6	1,425
Flagler Village(2)	Ft. Lauderdale, FL	12/18/2015	2018/2019	384	*	46.8	2,481
Lake Boone Trail(1)(2)	Raleigh, NC	12/18/2015	2018	245	*	16.8	1,402
Total/Average for recent acquisitions				3,543		$487.3	$1,472
Pending Investments at December 31, 2015
ARIUM Gulfshore(3)	Naples, FL		1989	368	95.0%	47.0	1,071
ARIUM at Palmer Ranch(3)	Sarasota, FL		1990	320	95.0%	39.3	1,110
West Morehead(3)	Charlotte, NC		2017/2018	283	*	18.7 (6)	1,601
Henderson Beach	Destin, FL		2009	340	100.0% (4)	53.7	1,265
Total/Average for pending investments				1,311		$158.7	$1,245
Total recent acquisitions and pending investments				4,854		$646.0	$1,407

(1) Represents a preferred convertible equity investment which pays a preferred return of 15% and is convertible to common equity at BRG's option upon stabilization.

(2) Property is currently under development. Purchase price represents current development cost budget. Average rents are based on current underwriting.

(3) ARIUM Gulfshore and ARIUM at Palmer Ranch were acquired on January 5, 2016. West Morehead was acquired on January 6, 2016.

(4) Represents expected ownership percentage.

(5) Average rent represents the average monthly rent of occupied units during the quarter. The average rent for Alexan Southside Place, Whetstone, Cheshire Bridge and the pending investments is pro forma based on current underwriting.

(6) Represents estimated convertible preferred equity investment.

(7) Park & Kingston Phase II was acquired on November 30, 2015 and included an additional 15 units at a 100% ownership interest and a purchase price of $2.87 million.

(8) Ashton Reserve includes the acquisition on December 14, 2015 of Ashton II consisting of 151 units for a purchase price of $21.8 million.

* The Company has made or plans to make a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns or will earn a preferred return of 15%.

Bluerock Residential Growth REIT, Inc.

Recent Dispositions

(Unaudited and dollars in millions, except unit and per unit data)

Summary of Recent Dispositions

Property	Location	Date Sold	Number of Units	Ownership Interest in Property	Sale Price	BRG Net Proceeds	IRR	Return on Capital
23Hundred @ Berry Hill	Nashville, TN	1/14/2015	266	19.8%	$61.2	$7.3	60%	282%
Villas at Oak Crest	Chattanooga, TN	9/1/2015	209	67.2%	$18.5	$3.4	21%	129%
North Park Towers	Southfield, MI	10/16/2015	313	100.0%	$18.2	$6.6	41%	169%

Bluerock Residential Growth REIT, Inc.

Investments in Unconsolidated Real Estate Joint Ventures

(Unaudited and dollars in millions, except unit and per unit data)

Multifamily Community Name	Location	Number of Units	Investment as of September 30, 2015	Additional Investments (Dispositions) during the quarter	Investment as of December 31, 2015	Preferred Return	Income Earned during the quarter

Alexan CityCentre	Houston, TX	340	$6,505		$6,505	15%	$246
Alexan Southside	Houston, TX	269	17,322		17,322	15%	655
Cheshire Bridge	Atlanta, GA	285	15,639	721	16,360	15%	596
Domain Phase 1	Garland, TX	301	-	3,806	3,806	15%	64
EOS	Orlando, FL	296	3,629		3,629	15%	137
Flagler Village	Fort Lauderdale, FL	384	-	5,451	5,451	*	(5)
Lake Boone Trail	Raleigh, NC	245	-	9,919	9,919	15%	44
Whetstone	Durham, NC	204	12,231		12,231	15%	462
		2,324	$55,326	$19,897	$75,223		$2,199

Multifamily Community Name	Location	Number of Units	Investment as of January 1, 2015	Additional Investments (Dispositions) during the year	Investment as of December 31, 2015	Preferred Return	Income Earned during the year

23Hundred @ Berry Hill	Nashville, TN	266	$4,906	$(4,906)	$-	-	(31)**
Alexan CityCentre	Houston, TX	340	6,505	$-	6,505	15%	976
Alexan Southside	Houston, TX	269	-	$17,322	17,322	15%	1,996
Cheshire Bridge	Atlanta, GA	285	-	$16,360	16,360	15%	1,383
Domain Phase 1	Garland, TX	301	-	$3,806	3,806	15%	64
EOS	Orlando, FL	296	3,629	$-	3,629	15%	544
Flagler Village	Fort Lauderdale, FL	384	-	$5,451	5,451	*	(5)
Lake Boone Trail	Raleigh, NC	245	-	$9,919	9,919	15%	44
Villas at Oak Crest	Chattanooga, TN	209	3,170	$(3,170)	-	15%	489
Whetstone	Durham, NC	204	-	$12,231	12,231	15%	1,131
Other			121	$(121)	-		(1)
		2,799	$18,331	$56,892	$75,223		$6,590

* The property is currently an equity method investment with common ownership. The Company's intent in 2016 is to have a preferred equity investment in the property.

** The Company’s pro rata share of gain from the sale of Berry Hill was $5.3 million before disposition expenses of $0.1 million.

Bluerock Residential Growth REIT, Inc.

Portfolio Information

Fourth Quarter 2015

(Unaudited)

Properties	Location	Number of Units	Year Built/ Renovated(2)		Average Monthly Rent(6)		Revenue per Occupied Unit(9)	Average Occupancy
Operating Properties:
ARIUM Grandewood	Orlando, FL	306	2005		$1,184		$1,228	95.7%
ARIUM Palms	Orlando, FL	252	2008		1,161		1,183	93.8%
Ashton Reserve	Charlotte, NC	473	2012/2015		968		984	92.9%
Enders Place at Baldwin Park	Orlando, FL	220	2003		1,595		1,633	97.4%
EOS	Orlando, FL	296	2015		1,211	(7)	N/A	N/A
Fox Hill	Austin, TX	288	2010		1,145		1,198	97.2%
Lansbrook Village	Palm Harbor, FL	602	2004	(3)	1,182		1,228	94.3%
MDA Apartments	Chicago, IL	190	2006	(4)	2,251		2,267	94.6%
Park & Kingston	Charlotte, NC	168	2015		1,151		1,167	93.8%
Sorrel	Frisco, TX	352	2015		1,288	(7)	N/A	N/A
Sovereign	Fort Worth, TX	322	2015		1,265		1,319	89.2%
Springhouse at Newport News	Newport News, VA	432	1985		837		852	95.4%
Village Green of Ann Arbor	Ann Arbor, MI	520	2013	(5)	1,167		1,202	94.1%
Whetstone	Durham, NC	204	2015		1,325	(7)	N/A	N/A
Total Operating Properties		4,625			1,200	(8)	1,233	94.4%

Development Properties:
Alexan CityCentre	Houston, TX	340	2017		2,144	(7)	N/A	N/A
Alexan Southside Place	Houston, TX	269	2017/2018		2,019	(7)	N/A	N/A
Cheshire Bridge	Atlanta, GA	285	2017		1,559	(7)	N/A	N/A
Domain Phase 1	Garland, TX	301	2017/2018		1,425	(7)	N/A	N/A
Flagler Village	Fort Lauderdale, FL	384	2018/2019		2,481	(7)	N/A	N/A
Lake Boone Trail	Raleigh, NC	245	2018		1,402	(7)	N/A	N/A
Total Development Properties		1,824			1,887		N/A	N/A

Total Operating and Development Properties		6,449			$1,433	(8)	$1,233	94.4%

Pending Properties:
ARIUM Gulfshore(1)	Naples, FL	368	1989		1,071		N/A	N/A
ARIUM at Palmer Ranch(1)	Sarasota, FL	320	1990		1,110		N/A	N/A
West Morehead(1)	Charlotte, NC	283	2017/2018		1,601		N/A	N/A
Henderson Beach	Destin, FL	340	2009		1,265		N/A	N/A
Total Pending Properties		1,311			$1,245		N/A	N/A

Total Portfolio Including Pending Properties		7,760			$ 1,396	(8)	$1,233	94.4%

(1)ARIUM Gulfshore and ARIUM at Palmer Ranch were acquired on January 5, 2016. West Morehead was acquired on January 6, 2016.

(2)Represents the year of the most recently completed significant renovation or year built if there have been no significant renovations.

(3)The Lansbrook property was constructed in rolling phases from 1998 to 2004.

(4)The MDA property’s original structure was built in 1929 as an office building and underwent a complete rehabilitation in 2006, converting the structure into a high-rise apartment community.

(5)The Village Green property was constructed in rolling phases from 1989 to 1992 and renovated in 2013.

(6)Average monthly rent per unit represents the average monthly rent of occupied units during the period. The average rent for EOS, Sorrel, Whetstone, the properties in lease up, and the pending investments is pro forma based on current underwriting.

(7)Represents expected pro forma rent based on current underwriting upon stabilization.

(8)Total excludes EOS, Sorrel, and Whetstone as the properties are in lease-up. Actual average rents were $1,165, $1,272, and $1,091, respectively, net of upfront leaseup concessions.

(9)Revenue per occupied unit is total revenue divided by average number of occupied units during the period.

Bluerock Residential Growth REIT, Inc.

Development Properties

As of December 31, 2015

(Unaudited and dollars in thousands except for share and per share data)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 2 of this document for a discussion of risks and uncertainties.

					Estimated/Actual Dates for
Under Construction(1)	Total Units	Total Estimated Construction Cost	Cost to Date	Total Available Financing	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations(2)
Alexan CityCentre	340	$81.8	$31.8	$57.0	4Q14	1Q17	4Q17	1Q18
Alexan Southside Place	269	$48.6	$4.2	$31.6	4Q15	3Q17	2Q18	4Q18
Cheshire Bridge	285	$48.7	$9.7	$36.5	4Q15	1Q17	3Q17	4Q17
Domain Phase 1	301	$47.2	$4.3	$33.1	2Q16	2Q17	2Q18	4Q18
Flagler Village	384	$126.6	$6.1	$88.6	1Q17	2Q18	2Q19	4Q19
Lake Boone Trail	245	$39.6	$6.8	$25.8	3Q16	1Q18	3Q18	2Q19

(1) Properties are under development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization, except Flagler Village.

(2) We defined stabilized occupancy as the earlier of the attainment of 90% physical occupancy or one year after the completion of construction.

Bluerock Residential Growth REIT, Inc.

Condensed Consolidated Balance Sheets

Fourth Quarter 2015

(Dollars in thousands except for share and per share data)

	December 31,	December 31,
	2015	2014
ASSETS
Net Real Estate Investments
Land	$65,057	$37,909
Building and improvements	474,608	240,074
Furniture, fixtures and equipment	17,155	6,481
Total Gross Operating Real Estate Investments	556,820	284,464
Accumulated depreciation	(23,437)	(10,992)
Total Net Operating Real Estate Investments	533,383	273,472
Operating real estate held for sale, net	-	14,939
Total Net Real Estate Investments	533,383	288,411
Cash and cash equivalents	68,960	23,059
Restricted cash	11,669	11,091
Due from affiliates	861	570
Accounts receivable, prepaid and other assets	6,742	753
Investments in unconsolidated real estate joint ventures	75,223	18,331
In-place lease intangible assets, net	2,389	745
Deferred financing costs, net	3,535	2,199
Non-real estate assets associated with operating real estate held for sale	-	927
Total Assets	$702,762	$346,086

LIABILITIES AND EQUITY
Mortgages payable	$383,637	$201,343
Mortgage payable associated with operating real estate held for sale	-	11,500
Accounts payable	587	634
Other accrued liabilities	7,013	3,345
Due to affiliates	1,485	1,946
Distributions payable	3,163	889
Liabilities associated with operating real estate held for sale	-	418
Total Liabilities	395,885	220,075

8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share,
2,875,000 and no shares authorized as of December 31, 2015 and 2014, 2,875,000 and none issued
and outstanding, respectively	69,165	-
Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 150,000 and no shares
authorized at December 31, 2015 and 2014, respectively, none issued and outstanding	-	-

Stockholders' Equity
Preferred stock, $0.01 par value, 246,975,000 shares authorized; none issued and outstanding as of
December 31, 2015 and December 31, 2014	-	-
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 19,202,112 and 7,531,188
shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	192	75
Common stock - Class B-1, $0.01 par value, 804,605 shares authorized; no and 353,630 shares issued
and outstanding as of December 31, 2015 and December 31, 2014, respectively	-	4
Common stock - Class B-2, $0.01 par value, 804,605 shares authorized; no and 353,630 shares issued
and outstanding as of December 31, 2015 and December 31, 2014, respectively	-	4
Common stock - Class B-3, $0.01 par value, 804,605 shares authorized; 353,629 shares issued and
outstanding	4	4
Additional paid-in-capital	248,484	113,511
Distributions in excess of cumulative earnings	(41,495)	(21,213)
Total Stockholders' Equity	207,185	92,385

Noncontrolling Interests
Operating partnership units	2,908	2,949
Partially owned properties	27,619	30,677
Total Noncontrolling Interests	30,527	33,626
Total Equity	237,712	126,011
TOTAL LIABILITIES AND EQUITY	$702,762	$346,086

Bluerock Residential Growth REIT, Inc.

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2015 and 2014

(Dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	(Unaudited)	(Unaudited)
Net rental income	$12,648	$9,444	$42,259	$29,198
Other property revenues	552	371	1,996	1,165
Total revenues	13,200	9,815	44,255	30,363
Expenses
Property operating	4,927	4,204	17,851	13,213
General and administrative	1,196	645	4,108	2,694
Management fees	1,133	456	4,185	1,004
Acquisition costs	2,100	851	3,509	4,378
Depreciation and amortization	5,727	3,038	16,226	12,639
Total expenses	15,083	9,194	45,879	33,928
Operating (loss) income	(1,883)	621	(1,624)	(3,565)
Other income (expense)
Other income	-	-	62	185
Equity in income of unconsolidated real estate joint ventures	2,199	575	6,590	1,066
Gain on sale of unconsolidated real estate joint venture interest	-	4,067	11,304	4,067
Gain on sale of real estate assets	2,677	-	2,677	-
Interest expense, net	(3,391)	(2,613)	(11,366)	(8,427)
Total other income (expense)	1,485	2,029	9,267	(3,109)

Net (loss) income from continuing operations	(398)	2,650	7,643	(6,674)

Discontinued operations
(Loss) income on operations of rental property	-	(6)	-	(10)
Loss on early extinguishment of debt	-	-	-	(880)
Gain on sale of joint venture interest	-	-	-	1,006
(Loss) income from discontinued operations	-	(6)	-	116

Net (loss) income	(398)	2,644	7,643	(6,558)

Income allocated to preferred shares	(1,153)	-	(1,153)	-

Net (loss) income attributable to noncontrolling interests
Operating partnership units	(21)	84	35	(238)
Partially-owned properties	(7)	2	5,820	(1,148)
Net (loss) income attributable to noncontrolling interest	(28)	86	5,855	(1,386)
Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)

Bluerock Residential Growth REIT, Inc.

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) Attributable to Common Stockholders

For the Three and Twelve Months Ended December 31, 2015 and 2014

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	4,728	1,863	12,369	7,357
Gain on sale of joint venture interests	-	(6,113)	(5,320)	(6,560)
Gain on sale of real estate assets	(2,640)	-	(2,640)	-
FFO Attributable to Common Stockholders(2)	$565	$(1,692)	$5,044	$(4,375)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	83	91	326	241
Acquisition and disposition costs	2,008	2,962	3,375	6,619
Normally recurring capital expenditures	(147)	(126)	(660)	(378)
Non-cash equity compensation	1,910	435	5,731	1,112
Non-recurring interest income	(121)	-	(121)	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	(289)	-
AFFO Attributable to Common Stockholders(2)	$4,298	$1,670	$13,406	$3,219

Weighted average common shares outstanding - diluted(3)	20,447,381	8,682,742	17,417,198	5,381,787

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.03	$(0.19)	$0.29	$(0.81)

AFFO Attributable to Common Stockholders - diluted	$0.21	$0.19	$0.77	$0.60

Pro forma AFFO Attributable to Common Stockholders - diluted (4)	$0.35	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2)    See page 28 for the Company's definitions of these non-GAAP measurements. Individual line items included in FFO attributable to common shareholders and AFFO attributable to common shareholders calculations include results from discontinued operations where applicable.

(3)    Total weighted average shares for the quarter, including OP units of 288,213 was 20,735,595. AFFO related to the OP units is excluded from the calculation above. When including both, AFFO attributable to OP units and 288,213 of OP units in the weighted average share count, in the above calculation, AFFO is $0.21 per share.

(4) Pro forma AFFO attributable to common stockholders for the three months ended December 31, 2015 assumes the following pipeline transactions had occurred on October 1, 2015: (i) investment of approximately $33 million to acquire a 95% interest in Sorrel Phillips Creek Ranch Apartments and The Sovereign Apartments in Texas which closed on October 29, 2015, (ii) investment of approximately $8 million to acquire a Class A asset the Company has under contract in North Carolina; (iii) investment of approximately $10 million in convertible preferred equity in a development asset the Company has under binding LOI in a target North Carolina market; (iv) investment of approximately $17 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (v) investment of approximately $9 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target Texas market. Proforma guidance also assumes that $69.2 million of net proceeds from the October 2015 Follow On Offering are invested 65% in stabilized properties at a 5.75% cap rate and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1, 2015, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above pending transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.

Debt Summary Information

As of December 31, 2015

(Unaudited and dollars in thousands except for share and per share data)

Debt Outstanding

	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
ARIUM Grandewood	$29,444	1.91%	Floating (1)	December 1, 2024
ARIUM Palms	24,999	2.46%	Floating (2)	September 1, 2022
Ashton I	31,900	4.67%	Fixed	December 1, 2025
Ashton II	15,270	2.92%	Floating (3)	January 1, 2026
Enders Place at Baldwin Park(4)	25,155	4.30%	Fixed	November 1, 2022
Fox Hill	26,705	3.57%	Fixed	April 1, 2022
Lansbrook Village	43,628	4.41%	Blended (5)	March 31, 2018
MDA Apartments	37,600	5.35%	Fixed	January 1, 2023
Park & Kingston	15,250	3.21%	Fixed	April 1, 2020
Sorrel	38,684	2.53%	Floating (6)	May 1, 2023
Sovereign	28,880	3.46%	Fixed	November 10, 2022
Springhouse at Newport News	22,176	5.66%	Fixed	January 1, 2020
Village Green of Ann Arbor	42,326	3.92%	Fixed	October 1, 2022
Total	382,017
Fair value adjustments	1,620
Total	$383,637

Weighted Average Interest Rate	3.80%

(1) ARIUM Grandewood Senior Loan bears interest at a floating rate of 1.67% plus one month LIBOR. At December 31, 2015, the interest rate was 1.91%.

(2) ARIUM Palms loan bears interest at a floating rate of 2.22% plus one month LIBOR. At December 31, 2015, the interest rate was 2.46%.

(3) Ashton II loan bears interest at a floating rate of 2.62% plus one month LIBOR. At December 31, 2015, the interest rate was 2.92%.

(4) The principal includes a $17.2 million loan at a 3.97% interest rate and a $8.0 million supplemental loan at a 5.01% interest rate.

(5) The principal balance includes the initial advance of $42.0 million at a fixed rate of 4.45% and an additional advance of $1.6 million that bears interest at a floating rate of three month LIBOR plus 3.00%. At December 31, 2015, the additional advance had an interest rate of 3.38%.

(6) Sorrel loan bears interest at a floating rate of 2.29% plus one month LIBOR. At December 31, 2015, the interest rate was 2.53%.

Debt Maturity Schedule

Year	Fixed Rate	Floating Rate	Total	% of Total
2016	$2,598	$24	$2,622	0.69%
2017	3,482	32	3,514	0.92%
2018	44,183	1,572	45,755	11.98%
2019	3,866	835	4,701	1.23%
2020	39,561	1,707	41,268	10.80%
Thereafter	178,302	105,855	284,157	74.38%
	$271,992	$110,025	$382,017	100.00%
Fair Value Adjustments	1,620	-	1,620
Total	$273,612	$110,025	$383,637

Bluerock Residential Growth REIT, Inc.

Debt Summary Information Continued

As of December 31, 2015

(Unaudited and dollars in thousands except for share and per share data)

	Amounts	% of Total	Weighted Average Rates	Weighted Average Maturities (years)
Secured Fixed Rate Debt	$273,612	71.3%	4.35%	6.1
Secured Floating Rate Debt	110,025	28.7%	2.41%	7.9
Total:	$383,637	100.0%	3.80%	6.6

Bluerock Residential Growth REIT, Inc.

2016 First Quarter Outlook

(Unaudited and dollars in thousands except for per share data)

	2016 First Quarter Outlook
	($ in thousands except per share amounts)
	Q1 - Projected	Q1 - Proforma (7)
Earnings
Adjusted Funds From Operations Attributable to Common Stockholders per share	$0.16 - $0.18	$0.26 - $0.28

Operations
Revenue (1)	$16,080 - $16,370	$17,760 - $18,050
Property Operating Margin	55.8% - 58.8%	57.8% - 60.4%
Interest expense	$4,190	$4,650
General and administrative expenses as percentage of revenue (2)	3.9% - 3.8%	3.6% - 3.5%
Management fees	$1,210	$1,210
Depreciation and amortization expense	$7,690	*
Depreciation and amortization recapture (3)	86.4%	*
Equity in operating earnings in unconsolidated subsidiaries (4)	$2,760	$3,890
Noncontrolling interest (5)	7.9% - 2.2%	15.1% - 1.3%
Recurring capex (6)	$240 - $210	$270 - $240

* Amount is indeterminable.

(1) Revenue includes only property level revenues and excludes income from preferred investments, which flow through the "Equity in operating earnings of unconsolidated subsidiaries" line item.

(2) General and administrative expenses exclude non-cash expenses, such as non-cash equity compensation.

(3) Represents estimated recapture of the Company's pro-rata share of depreciation for AFFO purposes and excludes depreciation and amortization on forecasted acquisitions.

(4) Represents the Company's share of income from unconsolidated subsidiaries including preferred investment income.

(5) Represents estimated net income/loss (excluding non-cash equity compensation, gain on sale of real estate assets, acquisition costs and depreciation on forecasted acquisitions) attributable to non-controlling interest of OP unit holders and joint venture partner interests.

(6) Estimate of the Company's pro-rata share of recurring capital expenditures for AFFO purposes.

(7) Pro forma guidance assumes the following pipeline transactions had occurred on January 1, 2016: (i) investment of approximately $30 million to acquire a 95% interest in the Citation Club at Palmer Ranch Apartments and Summerwind Apartments in Florida which closed on January 5, 2016, (ii) initial investment of approximately $12 million in convertible preferred equity in the West Morehead development asset in Charlotte, North Carolina market, which closed on January 6, 2016; (iii) investment of approximately $10 million in convertible preferred equity in the development asset target Texas market; (iv) investment of approximately $7 million in convertible preferred equity in a development asset our Company Sponsor has under a pre-development cost share agreement, which contractually entitles us to invest, in a target Florida market; (v) investment of approximately $17 million in a Class A asset the Company has under contract in Florida. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at January 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”), is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have invested in fifteen additional investments subsequent to September 30, 2014 and sold five properties that were owned during the quarter ended December 31, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

(Unaudited and dollars in thousands except for share and per share data)

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common shares to EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(1,523)	$2,558	$635	$(5,172)
Net (loss) income attributable to noncontrolling interest	(28)	86	5,855	(1,386)
Interest expense	3,391	2,613	11,366	8,576
Depreciation and amortization	5,727	3,038	16,226	12,823
Non-cash equity compensation	1,937	435	5,812	1,112
Non-cash interest income	(122)	-	(122)	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	-	-
Acquisition costs	2,100	851	3,509	4,378
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Gain on sale of unconsolidated real estate joint venture interest	-	(4,067)	(11,304)	(4,067)
Gain on sale of real estate assets	(2,677)	-	(2,677)	-
EBITDA	$8,805	$5,514	$29,422	$16,138